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EXHIBIT 99.1

REORGANIZATION AGREEMENT
AMONG
PIXELWORKS, INC.
PIXELWORKS NOVA SCOTIA COMPANY
CERTAIN SHAREHOLDERS OF JALDI SEMICONDUCTOR CORP.
AND
JALDI SEMICONDUCTOR CORP.

Made Effective as of April 30, 2002

TABLE OF CONTENTS

ARTICLE I The Reorganization		2
1.1	Company Shareholder Meeting	2
1.2	Effective Time	2
1.3	Closing of the Reorganization	2
1.4	Effects of the Reorganization	2
1.5	Change to Common Stock Exchange Ratio	3
ARTICLE II Effect of Reorganization on the Capital Stock of the Constituent Corporations		3
2.1	Stock Options	3
2.2	Payment Procedures	4
2.3	Distributions in Respect of Unsurrendered Certificates	4
2.4	No Further Ownership Rights in Company Common Stock	5
2.5	No Fractional Exchangeable Shares	5
2.6	Termination of Payment Funds; No Liability	5
2.7	Lost, Stolen, or Destroyed Certificates	5
2.8	Withholding Rights	5
2.9	Tax Consequences	6
2.10	Share Transfer Books	6
2.11	Affiliates	6
2.12	Dissenting Shares	6
ARTICLE III Representations and Warranties of Parent and Pixelworks Nova Scotia		7
3.1	Due Organization	7
3.2	Authorization and Effect of Agreement	7
3.3	No Violations; Consents and Approvals	7
3.4	Capitalization	8
3.5	Litigation	8
3.6	No Prior Activities	8
3.7	Parent SEC Filings and Financial Statements	8
3.8	Tax Matters	9
ARTICLE IV Representations and Warranties of the Company and Signing Company Shareholders		9
4.1	Representations and Warranties of the Company and non-ETSIF Signing Company Shareholders	9
4.2	Representations and Warranties of ETSIF	9
ARTICLE V Covenants Related to Conduct of the Business		10
5.1	Inspection	10
5.2	Financial Statements	10
5.3	Interim Operations of the Company and its Subsidiaries	10

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ARTICLE VI Additional Agreements		13
6.1	Compliance by the Company, Parent and Pixelworks Nova Scotia	13
6.2	Satisfaction of All Conditions Precedent	13
6.3	Acquisition Proposals	13
6.4	Notice of Developments	14
6.5	Public Announcements	14
6.6	Notice of Breach	14
6.7	Continuation of Insurance Coverage	14
6.8	Maintenance of Credit Terms	14
6.9	Updating Disclosure Schedules	14
6.10	Third Party Consents	15
6.11	Commercially Reasonable Efforts and Certain Filings	15
6.12	Confidentiality	15
6.13	Tax-Free Reorganization Treatment	16
6.14	Affiliate Letters	16
6.15	Governmental Fees	16
6.16	Indemnification	16
6.17	FIRPTA	16
ARTICLE VII Conditions to Consummation of the Reorganization		17
7.1	Conditions to Each Party's Obligation to Effect the Reorganization	17
7.2	Conditions to the Obligations of Parent and Pixelworks Nova Scotia	17
7.3	Conditions to Obligations of the Company	19
ARTICLE VIII Termination		19
8.1	Termination by Mutual Agreement	19
8.2	Termination by Either Parent or the Company	20
8.3	Termination by the Company	20
8.4	Termination by Parent	20
8.5	Effect of Termination and Abandonment	20
8.6	Amendment	20
8.7	Extension; Waiver	20
ARTICLE IX Survival of Representations, Warranties, Covenants, and Agreements		20
9.1	Survival of Representations, Warranties, Covenants and Agreements	20
9.2	Indemnification	21
9.3	Limits on Indemnification	21
ARTICLE X Miscellaneous		21
10.1	Collateral Agreements	21
10.2	Successors and Assigns	21
10.3	Expenses	22
10.4	Severability	22
10.5	Notices	22
10.6	Further Assurances	24
10.7	Specific Performance	24
10.8	Governing Law	24
10.9	Remedies Not Exclusive	24
10.10	Counterparts	24
10.11	Titles and Headings	24
10.12	Date of Agreement	24
10.13	Certain Interpretive Matters and Definitions	24

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Table of Exhibits

Exhibit A:	Articles of Amendment
Exhibit B:	Exchangeable Share Support Agreement
Exhibit C:	Voting and Exchange Trust Agreement
Exhibit D:	Proposed Budgets and Business Plan for Company, dated January 26, 2001
Exhibit E:	Form of Affiliate Letter for SEC Rule 145 Purposes
Exhibit F:	Special Voting Share Series Preferred Stock

REORGANIZATION AGREEMENT

        THIS REORGANIZATION AGREEMENT (this "Agreement") is entered into as of April 30, 2002, among Pixelworks, Inc., an Oregon corporation ("Parent"); Pixelworks Nova Scotia Company, an unlimited company existing under the laws of the Province of Nova Scotia, and a direct, wholly-owned subsidiary of Parent ("Pixelworks Nova Scotia"); Jaldi Semiconductor Corp., an Ontario corporation (the "Company"); and (1) Eastern Technology Seed Investment Fund Limited Partnership ("ETSIF"), a limited partnership organized under the Laws of Ontario; (2) Lance Greggain; (3) Elena Greggain; (4) Lance Greggain, Trustee of the Greggain Family Trust; and (5) Shyam Nagrani (each a "Signing Company Shareholder" and together, the "Signing Company Shareholders").

RECITALS:

        WHEREAS, Parent, the Company, and the Signing Company Shareholders executed a Framework Agreement dated January 26, 2001 (the "Framework Agreement"), providing that, upon the satisfaction of certain events, Parent would have an option to acquire, or may be required to acquire, the Company (the "Acquisition");

        WHEREAS, the Framework Agreement provides that the Acquisition may be effected by way of amalgamation on the basis set out in the Agreement and Plan of Merger (Exhibit 3.2 to the Framework Agreement) or by way of reorganization of capital on the basis set out in this Agreement.

        WHEREAS, the parties have agreed that the amalgamation contemplated by the Agreement and Plan of Merger cannot be effected on a tax deferred basis under Canadian tax laws. Accordingly, Pixelworks has determined to effect the Acquisition on the basis set out in this Agreement, which will involve, among other things, the Company amending its articles to create a new class of non-voting exchangeable shares ("Exchangeable Shares") exchangeable into shares of voting common stock, par value US $0.001 per share, of Parent ("Parent Common Stock") and to convert all outstanding common shares of the Company ("Company Common Stock") into Exchangeable Shares.

        WHEREAS, this Agreement is executed and delivered toward satisfaction of the respective obligations of Parent and the Company under the Framework Agreement;

        WHEREAS, the Boards of Directors of Parent, Pixelworks Nova Scotia and the Company have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Reorganization (as defined in Section 1.1);

        WHEREAS, as an inducement to Parent and Pixelworks Nova Scotia to enter into this Agreement, the Signing Company Shareholders have agreed to vote their shares as provided for in the Framework Agreement pursuant to which, among other things, such shareholders have agreed to vote all shares of Company Common Stock owned by them in favor of the Reorganization;

        WHEREAS, for United States and Canadian income tax purposes, it is intended that the Reorganization shall qualify as a reorganization within the meaning of Section 368(a) of the US Tax Code, and a reorganization of share capital of the Company under Section 86 of the Income Tax Act (Canada); and

        WHEREAS, Parent, Pixelworks Nova Scotia and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Reorganization as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound hereby, Parent, Pixelworks Nova Scotia and the Company hereby agree as follows:

ARTICLE I
 The Reorganization

        1.1    Company Shareholder Meeting.    The Company shall take all lawful action (i) to cause a special meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of approving an amendment to its articles of incorporation to provide for (x) the creation of a new class of Exchangeable Shares, having the rights, privileges, restrictions and conditions as set out in the Articles and Amendment substantially in the form attached hereto as Exhibit A, (y) the conversion of all outstanding Company Common Stock into Exchangeable Shares on the basis set out in this Agreement and the Articles of Amendment (as defined in Section 1.2) (the "Reorganization") and (ii) to solicit proxies from its shareholders to obtain, by special resolution in accordance with the Corporations Act (the "Special Resolution"), the affirmative approval of the shareholders of the Company approving the Articles of Amendment (the "Company Requisite Vote") or, alternatively, to obtain the unanimous written consent of the shareholders of the Company in accordance with the Corporations Act approving the Articles of Amendment (the "Shareholder Consent"). Regardless of whether the Board of Directors of the Company has withdrawn, amended, or modified its recommendation that the Company's shareholders approve and adopt the Special Resolution, unless this Agreement has been terminated pursuant to the provisions of Article VIII or has previously obtained the Shareholder Consent, the Company shall be required to hold the Company Shareholder Meeting.

        1.2    Effective Time.    Subject to the provisions of this Agreement, Parent, Pixelworks Nova Scotia and the Company shall cause the Reorganization to be consummated by filing Articles of Amendment or other appropriate documents (the "Articles of Amendment") with the Director under the Corporations Act prepared in accordance with Exhibit A attached hereto, with such changes as Parent may require, and executed in accordance with the applicable provisions of the Corporations Act, as soon as practicable on the Closing Date. The Reorganization shall become effective upon such filing or at such time thereafter as is provided in the Articles of Amendment (the "Effective Time").

        1.3    Closing of the Reorganization.    The closing of the Reorganization (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Ater Wynne LLP, 222 S.W. Columbia Street, Suite 1800, Portland, Oregon 97201, or at such time, date, or place as agreed to in writing by the parties hereto.

        1.4    Effects of the Reorganization.

          (a)  At the Effective Time, immediately prior to the Reorganization becoming effective:

            (1)   all outstanding preference shares of the Company (except for Class B, Series II Preference Shares held by Parent) will be converted into Company Common Stock in accordance with the terms of such shares (and the Signing Company Shareholders holding such preference shares, by this Agreement, hereby consent and direct that this conversion occur); and

            (2)   all outstanding warrants to purchase Company Common Stock or preference shares of the Company will expire.

          (b)  The Reorganization shall have the effects set forth in this Agreement, the Articles of Amendment and the applicable provisions of the Corporations Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Company Common Stock will be converted into Exchangeable Shares on the basis of the "Common Stock Exchange Ratio". The "Common Stock Exchange Ratio" shall be the number determined by dividing 1,850,000 by the number of outstanding shares of Company Common Stock as of the Effective Time on a fully diluted basis, which for the purpose of this Agreement, means the sum of (1) the number of issued and outstanding shares of Company Common Stock as of the Effective Time and (2) the number of all issued and outstanding options to purchase shares of Company Common Stock as of the Effective Time.

        1.5    Change to Common Stock Exchange Ratio.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (but not for any other reason, including without limitation, issues of shares pursuant to the exercise of stock options, arms-length sales of shares, or conversion of any convertible securities), the Common Stock Exchange Ratio shall be correspondingly adjusted to the extent necessary to reflect such event.

ARTICLE II
 Effect of Reorganization on the Capital Stock of the Constituent Corporations

        2.1    Stock Options.    As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, any committee of the Company's Board of Directors administering the Company's stock option plans or arrangements (collectively, the "Company Option Plan")) shall take such action, and the Company shall obtain such agreements and consents, if any, as may be required to effect the provisions of this Section 2.1, modified to take into account Canadian legal and tax requirements. As of the Effective Time, each outstanding option to purchase shares of Company Common Stock pursuant to the Company Option Plan (a "Company Stock Option") shall, at the election of Parent in respect of each such Company Stock Option, either (i) be assumed by Parent and converted into an option to purchase shares of Parent Common Stock or (ii) be replaced by a new substitute option to purchase shares of Parent Common Stock granted under the terms of Parent's stock option plan (in each case, an "Assumed Stock Option") as follows:

          (a)  In respect of any Company Stock Option to which Section 421 of the US Tax Code applies by reason of its qualification under Section 422 of the US Tax Code (or as to which these US Tax Code provisions would have applied had the Company or the Company Option Plan been subject to the US Tax Code), the number of shares of Parent Common Stock subject to the Assumed Stock Option shall be the product (rounded down to the nearest whole share) of the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Common Stock Exchange Ratio. The "Common Stock Exchange Ratio" shall be determined in accordance with the Articles of Amendment.

          (b)  In respect of any other Company Stock Option, the number of shares of Parent Common Stock subject to the Assumed Stock Option shall be the product (rounded up to the nearest whole share) of the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Common Stock Exchange Ratio.

          (c)  Except as otherwise provided in this Section 2.1, each Assumed Stock Option shall be subject to the same terms and conditions (including expiration date and vesting and exercise provisions) as were applicable to the applicable Company Stock Option immediately prior to the Effective Time. As soon as reasonably practicable after the Effective Time but in any event no later than 15 days, Parent shall use its commercially reasonable efforts to prepare and file with the

  Securities and Exchange Commission ("SEC") a registration statement on Form S-8 or other appropriate form in respect of shares of Parent Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding. Parent shall take all corporate action necessary to reserve for issuance under an appropriate stock option plan of Parent a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Assumed Stock Options.

          (d)  The parties intend that each Assumed Stock Option qualify after the Effective Time as an incentive stock option (as defined in Section 422 of the US Tax Code) to the extent allowed by applicable Law, and to the extent such Assumed Stock Option qualified (or would have qualified) as an incentive stock option before the Effective Time. Provided that the Parent shareholders approve the Assumed Stock Option Plan in accordance with applicable Law, the provisions of this Section 2.1 shall be applied consistent with such intent. The number of shares subject to the exercise price of or the terms and conditions of exercise of such Assumed Stock Option shall be adjusted, if necessary, to comply with Section 424(a) of the US Tax Code.

        2.2    Payment Procedures.    As of the Effective Time, the Company shall act as Paying Agent (in such capacity, the "Paying Agent"). Upon surrender of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Certificates") to the Paying Agent and a letter of transmittal in customary form and with such provisions as Parent may reasonably specify (the "Letter of Transmittal"), the holder of such Certificate shall be entitled to receive in exchange therefor (A) Exchangeable Shares representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to the Articles of Amendment (after taking into account all shares of Company Common Stock then held by such holder) and (B) a cheque in the amount equal to the cash in lieu of any dividends and other distributions pursuant to the Articles of Amendment and cash in lieu of fractional shares pursuant to the Articles of Amendment. With respect to those shares of Company Common Stock for which Certificates and a Letter of Transmittal are delivered to Parent at the Closing, the consideration that such holder is entitled to receive shall be delivered to such holder as soon as practicable after the Closing (but in no event later than five business days). No interest will be paid or will accrue on any cash payable as consideration pursuant to the Articles of Amendment. If the consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing the shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition to such delivery that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

        2.3    Distributions in Respect of Unsurrendered Certificates.    No dividends or other distributions declared or made in respect of Exchangeable Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate in respect of the Exchangeable Shares that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional Exchangeable Shares shall be paid to any such holder pursuant to the Articles of Amendment until such holder shall surrender such Certificate in accordance with this Agreement or the Articles of Amendment. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of Exchangeable Shares issuable on conversion therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Exchangeable Shares to which such holder is entitled pursuant to the Articles of Amendment and the amount of dividends or other distributions with a record date after the Effective

Time theretofore paid in respect of such whole Exchangeable Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable in respect of such Exchangeable Shares.

        2.4    No Further Ownership Rights in Company Common Stock.    All Exchangeable Shares issued and cash paid upon conversion of the shares of Company Common Stock in accordance with the Articles of Amendment shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

        2.5    No Fractional Exchangeable Shares.

          (a)  No certificates or scrip representing fractional Exchangeable Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Company or a holder of shares.

  (l)
  Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of Company Common Stock converted in connection with the Reorganization who would otherwise have been entitled to receive a fraction of an Exchangeable Share (after taking into account all Certificates delivered by such holder) pursuant to the Articles of Amendment shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of an Exchangeable Share multiplied by (ii) the Parent Stock Price. "Parent Stock Price" means the average of the closing prices of Parent Common Stock as reported in the Wall Street Journal for the trading days beginning on the seventh day before the date of this Agreement, to and including the date of this Agreement. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Paying Agent shall forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        2.6    Termination of Payment Funds; No Liability.    Any portion of the consideration remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto. None of Parent, Pixelworks Nova Scotia, the Company or the Paying Agent shall be liable to any person in respect of any consideration delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

        2.7    Lost, Stolen, or Destroyed Certificates.    If any Certificate shall have been lost, stolen, or destroyed, subject to any requirements of applicable Law and upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity by such person against any claim that may be made against the Company in respect of such Certificate, the Paying Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the consideration in respect of the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional Exchangeable Shares to which such holder is entitled pursuant to the Articles of Amendment, and any dividends and distributions to which such holder is entitled pursuant to the Articles of Amendment.

        2.8    Withholding Rights.    The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold in respect of the making of such payment under any provision of a Tax Law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes as having been paid to the holder of

Company Common Stock in respect of which such deduction and withholding was made by the Company.

        2.9    Tax Consequences.    It is intended by the parties hereto that the Reorganization shall constitute a reorganization within the meaning of Section 368(a) of the US Tax Code and a reorganization of share capital under section 86 of the Income Tax Act (Canada) and will provide a tax rollover to Canadian resident shareholders of the Company under Canadian Tax Law. Each party hereto shall use its best efforts to cause the Reorganization to be so qualified, shall report the transactions contemplated by this Agreement in a manner consistent with such reorganization treatment and will not take any position inconsistent therewith in any Tax Return, refund claim, litigation, or otherwise unless required to do so by applicable Law. "Tax" or "Taxes" means all federal, state, provincial, local, municipal, or foreign taxes, charges, fees, levies, imposts, duties, gaming, and other similar assessment or liability, including, without limitation, gross or net income, gross receipts, alternative income or add-on taxes, capital, ad valorem, premium, excise, real property, personal property, sales, use, transfer, transfer gains, environmental, profits, inventory, capital stock, license, excise, severance, occupation, withholding, employment, payroll, Medicare, franchise, social security, unemployment, stamp, value-added, estimated water, rent and sewer service charges, customs duties, fees, or other taxes, including any interest, fines, penalties, assessments, reassessments, or additions to taxes imposed by any taxing authority (domestic or foreign) resulting from, attributable to, or incurred in connection with any tax or any contest, dispute, or refund thereof whether imposed by reason of contract, tax sharing agreement, tax reimbursement agreement, or any similar agreement (whether written or oral), assumption, transferee liability, operation of law, US Treasury Regulation Section 1.1502-6(a) (or any other predecessor or successor thereof or any analogous or similar provision under state, local or foreign law) or otherwise. "Tax Return" means any report, return, document, declaration, or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including, information returns, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration, or other information, including any schedule or attachment thereto including any amendment thereof. "US Tax Code" means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

        2.10    Share Transfer Books.    The share transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Paying Agent for any reason shall be exchanged into Exchangeable Shares in respect of the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional Exchangeable Shares to which the holders thereof are entitled pursuant to the Articles of Amendment, and any dividends or other distributions to which the holders thereof are entitled pursuant to the Articles of Amendment.

        2.11    Affiliates.    Notwithstanding any other provision of this Agreement to the contrary, no Exchangeable Shares or cash shall be delivered to a person who may be deemed an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933 of the United States of America, as amended (the "Securities Act"), until such person has executed and delivered to Parent the written agreement contemplated by Section 6.16.

        2.12    Dissenting Shares.    Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who did not vote in favor of the Reorganization (the "Dissenting Shares"), and the holders of which comply with all of the applicable provisions of the Corporations Act relating to the right to dissent in these circumstances and receiving payment for their shares (the "Dissenting Shareholders"), shall not be converted into or be exchangeable for the right to receive Exchangeable Shares, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the Corporations Act. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, such holder's shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted, as of the Effective Time, into the right to receive Exchangeable Shares pursuant to this Article II and the Articles of Amendment. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the Corporations Act and received by the Company relating to shareholders' rights of dissent, payment of the fair value of their shares, or appraisal, and (ii) the opportunity to direct all negotiations and proceedings in respect of demands for appraisal under the Corporations Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment in respect of, or settle or offer to settle, any such demand for payment. Each Signing Company Shareholder hereby irrevocably waives any right to dissent in relation to the Reorganization and approval of the Articles of Amendment.

ARTICLE III
 Representations and Warranties of Parent and Pixelworks Nova Scotia

        Parent and Pixelworks Nova Scotia each represent and warrant to the Company and its shareholders as follows (with the understanding that the Company is relying materially on such representations and warranties in entering into and performing this Agreement):

        3.1    Due Organization.    Each of Parent and Pixelworks Nova Scotia is a corporation, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted.

        3.2    Authorization and Effect of Agreement.    Each of Parent and Pixelworks Nova Scotia has the requisite corporate power to execute and deliver this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement (each as defined in the Articles of Amendment) and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by each of Parent and Pixelworks Nova Scotia and the performance by Parent and Pixelworks Nova Scotia of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action of the part of Parent and Pixelworks Nova Scotia. Each of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement has been duly executed and delivered by each of Parent and Pixelworks Nova Scotia and, assuming the due execution and delivery of this Agreement by the Company and the Signing Company Shareholders, as applicable, constitutes a valid and binding obligation of each of Parent and Pixelworks Nova Scotia enforceable against each of Parent and Pixelworks Nova Scotia in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        3.3    No Violations; Consents and Approvals.    The execution and delivery of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by each of Parent and Pixelworks Nova Scotia does not, and the performance by each of Parent and Pixelworks Nova Scotia of the transactions contemplated hereby and thereby to be performed by it will not (i) conflict with the certificate or articles of incorporation or bylaws of Parent and Pixelworks Nova Scotia, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit under, any material contract or permit to which Parent or Pixelworks Nova Scotia is a party or by which it is bound, or (iii) constitute a violation of any federal (of Canada or the United States of America), state, local, or foreign law, rule, or regulation ("Law") applicable to Parent or any order, judgment, decree, writ, or injunction ("Order") of any Governmental Entity applicable to Parent. Except for any filings, permits, authorizations, consents, and approvals required under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable Canadian securities legislation, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Competition Act (if applicable), the Investment Canada Act (if applicable), and the filing of the Articles of Amendment with the Director under the Corporations Act, no consent, approval, order, or authorization of, or registration, declaration, or filing with any domestic or foreign court, government, governmental or regulatory agency, authority, entity, or instrumentality or subdivision thereof (each, a "Governmental Entity") is required to be obtained or made by or in respect of Parent or Pixelworks Nova Scotia in connection with the execution and delivery of this Agreement, the Exchangeable Share Support Agreement or the Voting and Exchange Trust Agreement by each of Parent and Pixelworks Nova Scotia or the performance by it of the transactions contemplated hereby or thereby to be performed by it.

        3.4    Capitalization.    The authorized capital stock of Parent consists of 250,000,000 shares of Common Stock, par value US$0.001 per share, of which 43,183,262 shares were issued and outstanding as of the last day of the calendar month immediately preceding the date hereof, and 50,000,000 shares of Preferred Stock, par value US$0.001 per share, of which no shares were issued and outstanding as of the last day of the calendar month immediately preceding the date hereof. All of such issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid, and nonassessable.

        3.5    Litigation.    There are no claims, actions, suits, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of Parent or Pixelworks Nova Scotia, threatened against Parent or Pixelworks Nova Scotia before any Governmental Entity that, either individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, financial condition, or results of operations of Parent or Pixelworks Nova Scotia as a whole.

        3.6    No Prior Activities.    Pixelworks Nova Scotia has been incorporated for the sole purpose of consummating the transactions contemplated by this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement and the transactions contemplated hereby and thereby, Pixelworks Nova Scotia has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

        3.7    Parent SEC Filings and Financial Statements.    Parent has filed all required forms, reports, and documents with the SEC (the "Parent SEC Filings"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. None of such Parent SEC Filings, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of the Framework Agreement, Parent has not made any confidential filings with the SEC. The consolidated financial statements of Parent included in the Parent SEC filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly present, in all material respects, in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

        3.8    Tax Matters.    Parent has not taken or agreed to take, and will not take, any action that would prevent the Reorganization from having the tax consequences contemplated by Section 2.9.

ARTICLE IV
 Representations and Warranties of the Company and Signing Company Shareholders

        4.1    Representations and Warranties of the Company and non-ETSIF Signing Company Shareholders.    Subject to any disclosure schedules attached hereto, the Company and the Signing Company Shareholders, except ETSIF, hereby represent and warrant to Parent and Pixelworks Nova Scotia as follows (with the understanding that Parent and Pixelworks Nova Scotia are relying materially on each such representation and warranty in entering into and performing this Agreement):

          (a)    Continuing Accuracy and Validity of All Prior Representations.    All of the representations and warranties made by the Company to Parent in connection with, and as set forth in, the "Jaldi Semiconductor Corp. Series B Preferred Stock Purchase Agreement" dated as of the date of the Framework Agreement (the "Class B Series II Agreement"), and the Framework Agreement are true and correct in all material respects as of the date of this Agreement, with the same force and effect as if they had been made as of the date of this Agreement. After the date of the Class B Series II Agreement and the Framework Agreement, the facts and circumstances contemplated in section 3.9.3 of the Framework Agreement shall constitute exceptions to the representation and warranty set forth in the preceding sentence.

          (b)    Information Furnished.    Neither the representations or warranties of the Company contained in this Agreement nor the statements made by the Company in any schedules attached hereto contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, as the case may be, in light of the circumstances under which they were made, not misleading.

        4.2    Representations and Warranties of ETSIF.    Subject to any disclosure schedules attached hereto, ETSIF hereby represents and warrants to Parent and Pixelworks Nova Scotia as follows (with the understanding that Parent and Pixelworks Nova Scotia are relying materially on each such representation and warranty in entering into and performing this Agreement) that ETSIF has good and marketable title to:

          (1)  500,000 Class A preference shares of the Company,

          (2)  a Share Purchase Warrant dated May 18, 1999, as amended as of the date of the Framework Agreement, convertible into 100,000 Class A preference shares of the Company, and

          (3)  Share Purchase Warrant dated as of the date of the Framework Agreement, to purchase 35,183 shares of Company Common Stock free and clear of all security interests, liens, encumbrances, or other restrictions or claims, subject only to:

          (a)  restrictions as to marketability imposed by securities laws;

          (b)  the terms, conditions, and restrictions set forth in the Share Purchase Warrant dated May 18, 1999, as amended;

          (c)  the terms, conditions, and restrictions set forth in the Amended and Restated Share Purchase Warrant dated as of the date of the Framework Agreement; and

          (d)  the terms, conditions, and restrictions set forth in the Shareholders' Agreement among Lance Greggain, ETSIF, and the Company dated May 18, 1999.

ARTICLE V
 Covenants Related to Conduct of the Business

        5.1    Inspection.    From and after the date hereof and until the Closing, the Company shall, and shall cause its Subsidiaries to: (i) give to each of Parent and Pixelworks Nova Scotia and its officers, directors, employees, agents, financial, advisors, attorneys, accountants, environmental professionals and other representatives (collectively, "Representatives") free, full, and complete access on reasonable notice during normal business hours to all books, records, Tax Returns, files, correspondence, executive employees, facilities, and properties of the Company and its Subsidiaries; (ii) provide each of Parent and Pixelworks Nova Scotia and its Representatives all information and material pertaining to the business and affairs of the Company and its Subsidiaries as Parent and Pixelworks Nova Scotia may deem reasonably necessary or appropriate; (iii) without limiting the generality of the foregoing, permit Parent's and Pixelworks Nova Scotia's accountants to examine the Company's and its Subsidiaries' financial statements for any fiscal period; and (iv) use its reasonable efforts to afford each of Parent and Pixelworks Nova Scotia and its Representatives the opportunity to meet with the customers, executive employees, and vendors of the Company and its Subsidiaries to discuss the business, condition (financial or otherwise), operations, and prospects of the Company and its Subsidiaries. Notwithstanding the preceding sentence, Parent and Pixelworks Nova Scotia shall coordinate all meetings or other communications with the Company's customers, suppliers, and employees with management of the Company. "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

        5.2    Financial Statements.    From and after the date hereof and continuing until the Closing, as soon as available, and in any event within 20 days after the end of each calendar month, the Company shall, and shall cause its Subsidiaries to, furnish to Parent and Pixelworks Nova Scotia an unaudited balance sheet as of the last day of the month during such period and the related statements of income and cash flows of the Company and its Subsidiaries for such month. Such monthly financial statements shall fairly present the financial position, results of operations, and changes in financial position of the Company and its Subsidiaries as of the indicated dates and for the indicated periods and shall be prepared in accordance with GAAP, consistently applied, except as otherwise stated therein, and the omission of footnote disclosure and any year-end adjustment consistent with past practice.

        5.3    Interim Operations of the Company and its Subsidiaries.

          (a)  From the date hereof to the Closing, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary course consistent with past practices, and the Company shall not, and shall cause its Subsidiaries not to, unless included in the Operations Milestone plan (attached as Exhibit D) or unless Parent and Pixelworks Nova Scotia gives its prior written approval:

            (i)     amend or otherwise change their articles of incorporation or bylaws, as each such document is in effect on the date hereof;

            (ii)   issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock or issue, grant, or enter into any subscription, option, warrant, right, convertible or exchangeable security, or other agreement or commitment of any character obligating the Company or its Subsidiaries to issue securities, other than shares issued pursuant to the exercise of Company Stock Options outstanding as of the date hereof;

            (iii)   declare, set aside, make, or pay any dividend or other distribution in respect of their capital stock;

            (iv)   redeem, purchase, or otherwise acquire, directly or indirectly, any of their capital stock;

            (v)   authorize any capital expenditures or sell (including sale by sale-leaseback), pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of the Company or its Subsidiaries except for sales of manufactured products or obsolete equipment in the ordinary course of business consistent with past practices;

            (vi)   acquire (by merger, share exchange, consolidation, combination, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or enter into any contract, agreement, commitment, or arrangement in respect of any of the foregoing;

            (vii)  incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, lease, commitment, or arrangement in respect thereof, other than in the ordinary course of business consistent with past practice;

            (viii) enter into any new material contract, agreement, lease, or commitment, or amend or terminate any existing material contract, agreement, lease, or commitment, other than in the ordinary course of business and with the consent of Parent, which consent will not be unreasonably withheld;

            (ix)   enter into, amend, or terminate any employment or consulting agreement with any director, officer, consultant, or employee of the Company or its Subsidiaries, enter into, amend, or terminate any employment or consulting agreement or arrangement with any other person other than in the ordinary course of business consistent with past practice, or take any action in respect of the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Company or its Subsidiaries in effect on the date hereof;

            (x)   enter into, extend, or renew any lease for equipment, office space, or other space, other than in accordance with the ordinary course of business;

            (xi)   fail to pay any accounts payable of the Company or its Subsidiaries in the ordinary course of business consistent with past practice and in accordance with their terms consistent with past practices;

            (xii)  accelerate the collection of, or sell or otherwise transfer, any accounts receivable of the Company or its Subsidiaries;

            (xiii) except as required by applicable Law, adopt, amend, or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer or employee of the Company or its Subsidiaries, or withdraw from any multi-employer plan so as to create any liability under Article IV of ERISA or applicable Canadian Law to any entity;

            (xiv)  pay (except for salary under existing employment arrangements, advances to salespersons in the ordinary course of business, and directors' fees under standard terms in effect prior to the date hereof), loan, or advance any amount to, or sell, transfer, or lease any assets or properties to, or enter into any agreement or arrangement with, any of their officers or directors or any affiliate, associate, or near relative of any of their officers or directors;

            (xv)  except in the ordinary course of business consistent with past practice, write down (or write up) the value of any inventory or write off as uncollectible any accounts receivable;

            (xvi)  cancel any debts or waive any claims or rights of substantial value, other than in the ordinary course of business consistent with past practice, or cancel or terminate any material contract;

            (xvii) dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright, or other intangible asset, or dispose of or disclose to any person any trade secret, formula, process, or know-how not theretofore a matter of public knowledge;

            (xviii) change any of the banks in which the Company and its Subsidiaries maintain a bank account or safe deposit box, except in the ordinary course of business;

            (xix)  grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise, in respect of the obligation of any person;

            (xx)  make any change in financial or Tax accounting methods, principles, or practices or make or cause to be made any elections on Tax Returns of the Company and its Subsidiaries, unless required by GAAP or applicable law;

            (xxi)  take any action that could reasonably be expected to prevent or impede the Reorganization from qualifying as a reorganization under Section 368(a) of the US Tax Code or a reorganization of share capital under Section 86 of the Income Tax Act (Canada) or that could reasonably be expected to prevent or impede a tax rollover on the Reorganization to Canadian resident shareholders of the Company under Canadian Tax Law;

            (xxii) extend credit in the sale of products, collection of receivables, or otherwise, other than in the ordinary course of business consistent with past practice;

            (xxiii) fail to maintain its books, accounts, and records in the usual, regular, and ordinary manner on a basis consistent with prior years;

            (xxiv) adopt or amend in any material respect, other than as required by applicable Law, any (1) collective bargaining agreement, (2) any "employee benefit plans," as defined in Section 3(3) of ERISA, pursuant to which the Company or its Subsidiaries has or would have any obligation or liability, contingent or otherwise; or (3) any employment or consulting agreements, bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, supplemental retirement, cafeteria benefits (Section 125 of the US Tax Code) or dependent care (Section 129 of the US Tax Code), sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies, or arrangements that the Company or any of its Subsidiaries maintains, has, or would have any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, or employee of the Company or its Subsidiaries.

            (xxv) grant any increase in compensation, or grant or make any bonus or other compensatory payments, to any director, officer, or consultant of the Company or its Subsidiaries except in the ordinary course business consistent with past practice and not exceeding 3% of salary for any year or part thereof;

            (xxvi) make or revoke any Tax election that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, or compromise or settle any material Tax liability;

            (xxvii) grant any increase in compensation to any other employee of the Company or its Subsidiaries except in the ordinary course of business consistent with past practice; or

            (xxviii)agree, whether in writing or otherwise, to do any of the foregoing.

        (a)  From the date hereof to the Closing, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available in all material respects the services of their present officers and employees, to preserve intact their banking relationships and credit facilities, to preserve intact their relationships with their customers and vendors, to preserve the goodwill of those having business relationships with them, and to comply with all applicable Laws in all material respects.

ARTICLE VI
 Additional Agreements

        6.1    Compliance by the Company, Parent and Pixelworks Nova Scotia.    From the date hereof to the Closing, none of the Company, Parent or Pixelworks Nova Scotia shall take or fail to take any action, which action or failure to take such action could reasonably be expected to cause the representations and warranties made by it to be untrue or incorrect as of the Closing.

        6.2    Satisfaction of All Conditions Precedent.    From the date hereof to the Closing, each of the Company, Parent and Pixelworks Nova Scotia shall use its commercially reasonable efforts to cause all conditions precedent to the obligations of Parent and Pixelworks Nova Scotia, in the case of the Company, and the Company, in the case of Parent and Pixelworks Nova Scotia, hereunder to be satisfied by the Closing.

        6.3    Acquisition Proposals.

          (a)  The Company will not, nor will it authorize or permit any Representative of the Company to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company shall notify Parent of any Acquisition Proposal (including the material terms and conditions thereof (subject to confidentiality agreements existing as of the date hereof between the Company and any third party), any subsequent modifications thereto, and the identity of the person making it) as promptly as practicable after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto (subject to confidentiality agreements existing as of the date hereof between the Company and any third party). Immediately after the execution and delivery of this Agreement, the Company will, and will use its commercially reasonable efforts to cause its affiliates, and their respective Representatives to, cease and terminate any existing activities, discussions, or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and shall notify each party that it, or any Representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Board of Directors of the Company no longer seeks the making of any Acquisition Proposal. The Company shall take all necessary steps to promptly inform the persons referred to in the first sentence of this Section 6.3 of the obligations undertaken in this Section 6.3. "Acquisition Proposal" means an inquiry, offer, or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (w) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or substantially all the assets of the Company in a single transaction or series of related transactions; (y) any tender offer, takeover bid, or exchange offer for 20% or more of the outstanding shares of Company Common Stock or the filing of a registration statement or prospectus under the Securities Act or applicable Canadian securities Law in connection therewith; or (z) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b)  Nothing contained in this Section 6.3(b) shall prohibit the Company from making any disclosure to the Company's shareholders that, in the good faith reasonable judgment of the Board of Directors of the Company, after consultation with independent legal counsel, is required under applicable law; provided, however, that except as otherwise permitted in this Section 6.3(b), the Company may not withdraw or modify, or propose to withdraw or modify, its position in respect of the Reorganization or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Nothing in this Section 6.3(b) shall (i) permit the Company to terminate this Agreement (except as provided in Article VIII) or (ii) affect any other obligation of the Company under this Agreement.

        6.4    Notice of Developments.    From the date hereof to the Closing, the Company shall notify Parent and Pixelworks Nova Scotia of any changes or developments in respect of the business, operations, or prospects of the Company that has had, or could reasonably be expected to result in, a Material Adverse Effect.

        6.5    Public Announcements.    No announcement, discussion, press release, or other publication of this Agreement or any of the transactions contemplated by this Agreement may be made by any party without the written authorization of the other parties, except in the course of seeking the advice of legal counsel, accountants, and other advisors. Notwithstanding the above, no party shall be prohibited from making any disclosure that is required in order to fulfill disclosure obligations imposed on it by Law. If any party proposes to make such disclosure, it will first notify the other parties, and the parties shall use their best efforts to reach agreement on the form, necessity, and substance of the disclosure to be made. The obligations of this Section 6.5 shall remain in effect for a period of six months following the termination of this Agreement.

        6.6    Notice of Breach.    From the date hereof to the Closing, each party hereto shall, immediately upon becoming aware thereof, give detailed written notice to the other parties hereto of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to such party prior to the date of this Agreement, of any of such party's covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

        6.7    Continuation of Insurance Coverage.    From the date hereof to the Closing, the Company shall keep in full force and effect insurance coverage for the Company and its assets and operations comparable in amount and scope to the coverage now maintained covering the Company and its assets and operations.

        6.8    Maintenance of Credit Terms.    From the date hereof to the Closing, the Company shall continue to effect sales of its products and services only on the terms that have historically been offered by the Company or on such other terms as market conditions may dictate consistent with commercially reasonable practices.

        6.9    Updating Disclosure Schedules.

          (a)  Within ten days of the date of this Agreement, the Company shall disclose to Parent and Pixelworks Nova Scotia a fully revised set of schedules, updating the disclosures provided in connection with the Class B Series II Agreement and the Framework Agreement, notwithstanding any prior disclosure of this information as contemplated by Section 4.1. This updated disclosure shall include a specific reference to any material variances from Exhibit D, and shall include a copy of Parent's written acceptance of any such material variance. Any disclosure made under this paragraph that reflects a material variance from Exhibit D not accepted by Parent before the date of this Agreement will be treated as a disclosure made under Section 6.9(b) .

          (b)  From the date of this Agreement until the Closing, the Company shall disclose to Parent and Pixelworks Nova Scotia any material variances from the representations and warranties contained herein promptly upon discovery thereof. The Company shall promptly provide Parent and Pixelworks Nova Scotia with any supplemental information regarding such disclosure that is reasonably requested. Any applicable schedules shall be deemed supplemented by any such disclosures that relate to occurrences subsequent to the date of this Agreement; the schedules shall not be otherwise amended or supplemented by any such disclosures.

          (c)  The schedules delivered under (a) and the supplements delivered under (b) shall not be given effect in determining whether the Closing condition contained in Section 7.2 has been satisfied. The satisfaction of such condition to Closing shall be based solely on achievement of the milestones set out in the Framework Agreement.

          (d)  In the event such Closing condition is satisfied or waived by Parent and Pixelworks Nova Scotia, the right of Parent or Pixelworks Nova Scotia to recover under the indemnity provisions of Article IX shall be determined based upon the accuracy and validity at Closing of the representation and warranty (taking into account any exceptions) set forth in Section 4.2.

        6.10    Third Party Consents. The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals of third persons necessary to the consummation of the transactions contemplated hereby, including under the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement (the "Company Consents"), and will provide to Parent and Pixelworks Nova Scotia copies of each such Company Consent promptly after it is obtained. Parent and Pixelworks Nova Scotia shall cooperate fully with the Company in connection with the obtaining of the Company Consents; provided, however, that Parent and Pixelworks Nova Scotia shall not be required to pay any additional sums to secure such Company Consents.

        6.11    Commercially Reasonable Efforts and Certain Filings.    Subject to the terms and conditions of this Agreement, each of the Company, Parent and Pixelworks Nova Scotia will use its respective commercially reasonable efforts to maintain the accuracy of its representations and warranties hereunder and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, cooperating in respect of any necessary filings, or applications for exemptive relief or other consents or orders under the HSR Act, the Competition Act (Canada), the Investment Canada Act (Canada), and applicable United States and Canadian securities Laws. None of the Company or its Subsidiaries, Parent and Pixelworks Nova Scotia will take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement.

        6.12    Confidentiality.    The Company agrees that, from and after the date hereof, and Parent and Pixelworks Nova Scotia, agree that, from the date hereof and until the Closing or, in the event of a termination pursuant to Article VIII, from and after the date of such termination, neither the Company, Parent, Pixelworks Nova Scotia, nor any of their affiliates will, directly or indirectly, disclose, reveal, divulge, or communicate to any Person, other than authorized Representatives of the Company, Parent or Pixelworks Nova Scotia, or use or otherwise exploit for its own benefit or for the benefit of anyone any Confidential Information other than the use by the Company, Parent or Pixelworks Nova Scotia of any Confidential Information in connection with its analysis or evaluation of the proposed

Reorganization. The parties hereto shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable law, the disclosing party shall, to the extent reasonably practicable, provide the non-disclosing party with prompt written notice of such requirement prior to making any disclosure so that the non-disclosing party may seek an appropriate protective order. Upon the termination of this Agreement pursuant to Section 8 herein, each party hereto shall promptly return or, at the request of the other party, destroy all documents, and copies of, and all work papers containing, confidential information received from the other parties hereto. For purposes of this Section 6.14, "Confidential Information" means (i) in the case of the Company, any confidential information in respect of the conduct or details of the business of Parent or Pixelworks Nova Scotia, and (ii) in respect of Parent or Pixelworks Nova Scotia, any confidential information in respect of the conduct or details of the business of the Company, in each case including, without limitation, methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line, or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets, or other specialized information or proprietary matters. The term "Confidential Information" does not include, and there shall be no obligation hereunder in respect of, information that (i) at the time of disclosure, is in the public domain through no act or failure to act by either party, (ii) a party had in such party's possession prior to the time of disclosure and received without any obligation of confidentiality, (iii) is rightfully and lawfully disclosed to a party with no obligation of confidentiality by a third party who did not acquire such information from either party, and (iv) is or was independently developed by a party having no knowledge of the information disclosed pursuant to this Agreement.

        6.13    Tax-Free Reorganization Treatment.    The Company, Parent and Pixelworks Nova Scotia shall execute and deliver to counsel acceptable to Company acting reasonably, and Ater Wynne LLP, legal counsel to Parent, certificates relating to the tax-free reorganization treatment under the US Tax Code and under the Income Tax Act (Canada) substantially in the forms to be agreed to by the parties as promptly as practicable following the date hereof, at such time or times as reasonably requested by such firms in connection with their respective deliveries of opinions in respect of the transactions contemplated hereby. Prior to the Effective Time, none of the Company, Parent or Pixelworks Nova Scotia shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the representations in such certificates.

        6.14    Affiliate Letters.    Schedule 6.14 sets forth a complete and correct list of all persons who are, and all persons who to the knowledge of the Company will be at the Closing, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will cause such list to be updated promptly through the Closing Date. As soon as practicable after the date hereof, but prior to the Closing Date, the Company shall use its commercially reasonable efforts to cause its "affiliates" to deliver to Parent and Pixelworks Nova Scotia a written agreement substantially in the form attached as Exhibit E.

        6.15    Governmental Fees.    Any fees incurred in connection with possible filings required under the HSR Act, the Competition Act (Canada), or the Investment Canada Act shall be borne by Parent.

        6.16    Indemnification.    From and after the Effective Time, the Company shall, to the fullest extent permitted by applicable Law, indemnify, defend, and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (each an "Indemnified Party") against all losses, expenses (including, reasonable attorneys' fees and expenses), claims, damages, or liabilities or, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at, or after the Effective Time that are in whole or in part based on, or arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries. To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of directors or officers of the Company and its Subsidiaries in respect of their activities as such prior to the Effective Time, as provided in the Company's articles of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Reorganization and shall continue in full force and effect for a period of not less than six years from the Effective Time.

        6.17    FIRPTA.    Company shall, prior to the Closing Date provide Parent with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") FIRPTA Notification Letter which states that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Internal Revenue US Tax Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(4). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Company shall provide to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Reorganization.

ARTICLE VII
 Conditions to Consummation of the Reorganization

        7.1    Conditions to Each Party's Obligation to Effect the Reorganization.    The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

          (a)  The Reorganization and Articles of Amendment shall have been approved and adopted by the Company Requisite Vote or the Shareholder Consent.

          (b)  The Company, Parent and Pixelworks Nova Scotia shall have timely obtained from each Governmental Entity all approvals, waivers, and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby, including (i) approval under the HSR Act, (ii) approval of the Minister under the Investment Canada Act, if applicable, to the consummation of the Reorganization, (iii) the Director of Investigation and Research appointed under the Competition Act (Canada) shall not have opposed or indicated an intention to oppose the Reorganization and shall not have made or indicated an intention to make an application under Part VIII of that Act in respect of the Reorganization, and such other approvals, waivers, and consents as may be required under the Securities Act and applicable Canadian securities Laws and under other securities laws of any state, province, or foreign nation.

          (c)  There shall not be in effect any Law or Order of any Governmental Entity of competent jurisdiction restraining, enjoining, or otherwise preventing consummation of the transactions contemplated by this Agreement.

          (d)  Parent shall have filed articles of amendment with the Oregon Secretary of State designating one share of Parent's Preferred Stock as "Special Voting Share Series Preferred Stock," with preferences, limitations, and relative rights as set forth in the form attached hereto as Exhibit F.

          (e)  The Voting and Exchange Trust Agreement shall have been executed and delivered by the trustee appointed under that agreement.

        7.2    Conditions to the Obligations of Parent and Pixelworks Nova Scotia.    The respective obligations of Parent and Pixelworks Nova Scotia to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Pixelworks Nova Scotia, as the case may be, to the extent permitted by applicable law:

          (a)  (1) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. (2) In its sole and absolute discretion, Parent shall be satisfied with any matter reflected, listed, or disclosed in the updated schedules that was not reflected, listed or disclosed in the original schedules. (3) The Company shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date. (4) Parent and Pixelworks Nova Scotia shall have received a certificate, dated as of the Closing Date, signed by a duly elected officer of the Company to the foregoing effects. (5) Parent and Pixelworks Nova Scotia shall have obtained exemption orders from all of the Canadian Securities Commissions from the registration and prospectus requirements of Canadian securities Laws with respect to the transactions contemplated by this Agreement.

          (b)  Holders of shares of Company Common Stock representing no more than 10% of the outstanding Company Common Stock, shall have exercised and not withdrawn, forfeited, or otherwise permitted to lapse dissenter's rights under the Corporations Act in respect of their shares of Company Common Stock in connection with the Reorganization.

          (c)  The Company shall have delivered to Parent the minute books and stock transfer records of the Company.

          (d)  All reviews, consents, waivers, and approvals of any Governmental Entity or third person required in connection with the execution, delivery, and performance of this Agreement shall have been obtained. In light of the Company's recent annual net sales and the recent value of the Company's assets (both of which are less than CDN$10 million), the parties expect that no such consent from any Governmental Entity will be required for the acquisition of the Company under the HSR Act (which, for one of its thresholds, would require that the Company have sales or assets of US$10 million), the premerger notification provisions set forth in Part IX of the Competition Act (Canada) (which would require that the Company have assets or revenues valued at least CDN$35 million), or the Investment Canada Act (which would require that the Company have assets with a book value of at least CDN$208 million). The parties understand and agree that Company expects to so manage itself that it is unlikely to require governmental approvals under any of the foregoing acts. If such approval becomes necessary, the parties agree to use their commercially reasonable best efforts to secure it.

          (e)  Parent shall have received from the Company's "affiliates" a written agreement substantially in the form attached as Exhibit E.

          (f)    The Company shall have delivered to Parent and Pixelworks Nova Scotia such good standing certificates and officers' certificates and similar documents as counsel for Parent and Pixelworks Nova Scotia shall have reasonably requested prior to the Closing Date.

          (g)  All shares of the Company's preferred stock shall have been converted into shares of Company Common Stock pursuant to the terms of the Company's Articles of Incorporation. Except as provided in Section 2.1, all outstanding rights, warrants, and options to acquire any of the Company's capital stock, and all other convertible securities of Company shall have been terminated, canceled or otherwise eliminated to the satisfaction of Parent.

          (h)  The directors and officers of the Company have resigned and signed releases in favour of the Company.

        The decision of Parent and Pixelworks Nova Scotia to consummate the transactions contemplated by this Agreement without the satisfaction of one or more of the preceding conditions shall not constitute a waiver of any of the Company's representations, warranties, covenants, or indemnities herein, except as otherwise provided in Section 6.9.

        7.3    Conditions to Obligations of the Company.    The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by the Company, to the extent permitted by applicable law:

          (a)  The representations and warranties of Parent and Pixelworks Nova Scotia contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; all agreements to be performed hereunder or under the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by Parent and Pixelworks Nova Scotia at or prior to the Closing Date shall have been performed in all material respects; and the Company shall have received a certificate, dated as of the Closing Date, signed by an officer of Parent to the foregoing effects.

          (b)  The Company and the Signing Company Shareholders shall have received an opinion of counsel acceptable to them acting reasonably dated the Effective Time, based on the representations referred to in Section 6.13 of Parent, Pixelworks Nova Scotia and the Company substantially to the effect that (i) the Reorganization will or should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the US Tax Code and a reorganization of the share capital of the Company under Section 86 of the Income Tax Act (Canada); (ii) each of Parent, Pixelworks Nova Scotia and the Company will or should be a party to the reorganization within the meaning of Section 368(b) of the US Tax Code; and (iii) no gain or loss will be recognized by a shareholder of the Company who hold shares of the Company as capital property as a result of the Reorganization (except in respect of cash received in lieu of fractional Exchangeable Shares and cash paid in respect of dissenter's rights).

          (c)  The delivery by Pixelworks of a fully executed Exchangeable Share Support Agreement and Voting and Exchange Trust Agreement.

Article VIII
 Termination

        8.1    Termination by Mutual Agreement.    This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Reorganization by the Company Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

        8.2    Termination by Either Parent or the Company.    This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company upon the occurrence of a Termination Event; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Reorganization to be consummated. For the purposes of this Agreement, a "Termination Event" is deemed to occur if any Law or Order permanently restraining, enjoining, or otherwise prohibiting consummation of the Reorganization shall become final and non-appealable (whether before or after the approval of the Reorganization by the Company Requisite Vote or Shareholder Consent).

        8.3    Termination by the Company.    This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Reorganization by the Company Requisite Vote, by action of the Board of Directors of the Company if there is a breach by Parent or Pixelworks Nova Scotia of any representation, warranty, covenant, or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.3(a) to be incapable of being satisfied, or if the conditions set forth in Section 7.3(a) have not been satisfied within 90 days of the date of this Agreement.

        8.4    Termination by Parent.    This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Reorganization by the Company Requisite Vote, by action of the Board of Directors of Parent if any condition set forth in Section 7.2(a) becomes incapable of being satisfied.

        8.5    Effect of Termination and Abandonment.    In the event of termination of this Agreement and the abandonment of the Reorganization pursuant to this Article VIII, this Agreement (other than this Section 8.5, Section 6.12, and Article X) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

        8.6    Amendment.    This Agreement may be amended by action taken by the Company, Parent and Pixelworks Nova Scotia and a majority in interest of the shareholders of the Company (which majority shall include ETSIF) at any time before or after approval of the Reorganization by the Company Requisite Vote or Shareholder Consent but, after any such approval, no amendment shall be made that changes the amount or form of the consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto and a majority in interest of the shareholders of the Company (which majority shall include ETSIF).

        8.7    Extension; Waiver.    At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Pixelworks Nova Scotia shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate, or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX
 Survival of Representations, Warranties, Covenants, and Agreements

        9.1    Survival of Representations, Warranties, Covenants and Agreements.    Not-withstanding any right of Parent, Pixelworks Nova Scotia or the Company (whether or not exercised) to investigate the affairs of Parent or Pixelworks Nova Scotia, or the Company, each party shall have the right to rely fully upon the representations, warranties, covenants, and agreements of the other party contained in this Agreement or in any instrument required to be delivered pursuant to Article VII. The covenants and agreements of the Company, Parent and Pixelworks Nova Scotia contained in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time. The representations and warranties of the Company, the Signing Company Shareholders, Parent and Pixelworks Nova Scotia contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Reorganization and continue until the first anniversary of the Closing Date (the "Expiration Date"). Except for the representations and warranties contained in this Agreement, none of Parent, Pixelworks

Nova Scotia, the Signing Company Shareholders or the Company has made any representations or warranties and, except for the representations and warranties contained in this Agreement, each of Parent, Pixelworks Nova Scotia, the Signing Company Shareholders and the Company acknowledges that no representations or warranties have been made by, and it has not relied upon any representations or warranties made by, any of the parties hereto or any of their respective Representatives in respect of this Agreement and the transactions contemplated hereby, and the documents and instruments referred to herein, notwithstanding the delivery or disclosure to such party or its Representatives of any documentation or other information in respect of any one or more of the foregoing. The inclusion of any entry on the Schedules attached hereto shall not constitute an admission by, or agreement of, the Company that such matter is material to the Company.

        9.2    Indemnification.    Each Signing Company Shareholder (severally, and not jointly) agrees to indemnify, hold harmless, and defend Parent and the Company for any and all losses, including all expenses, attorney fees, damages, liabilities, fines, penalties, judgments, actions, claims, and costs (whether or not involving a third party claim) (excluding consequential damages) incurred or sustained by Parent or the Company directly, or indirectly, as result of any inaccuracy or breach of any representation, warranty, covenant, or agreement of the Signing Company Shareholder (and in the case of ETSIF, including the representations and warranties in Section 4.1) or the Company contained herein that survives the Effective Time in accordance with this Agreement. The liability of a Signing Company Shareholder under this provision shall be in proportion to the Signing Company Shareholder's share ownership in the Company immediately prior to the Effective Time. Parent or the Company, as applicable, shall reasonably promptly notify the Signing Company Shareholders regarding any such claim received by Parent or the Company from a third party. No Signing Company Shareholder shall settle any such third-party claim without consent of Parent or the Company, as applicable, which consent will not be unreasonably conditioned, delayed, or withheld.

        9.3    Limits on Indemnification.    Parent and the Company may not make any claims under this provision until the aggregate losses incurred, sustained, or claimed exceed US$500,000 (at which time such claims may be made for all such losses incurred, sustained, or claimed in excess of such amount). This obligation shall be several among the Signing Company Shareholders, but not joint. No Signing Company Shareholder's liability or obligations under this Article IX (except relating to fraud claims) shall exceed the value of the Exchangeable Shares, valued (on the basis of Parent Company Stock) as of the date the liability is paid, received by that Signing Company Shareholder by virtue of the transactions contemplated herein. A Signing Company Shareholder may satisfy its indemnification obligations by transferring a number of its Exchangeable Shares to Parent in an amount adequate to satisfy the indemnification obligation, valuing the shares as of the date the liability was paid.

ARTICLE X
 Miscellaneous

        10.1    Collateral Agreements.    This Agreement (together with the documents delivered pursuant hereto, including the Exchangeable Share Support Agreement and the Voting and Share Exchange Agreement) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties hereto in respect of the subject matter hereof (except the Framework Agreement).

        10.2    Successors and Assigns.    Neither the rights nor obligations of the Company, Parent or Pixelworks Nova Scotia under this Agreement may be assigned without the written consent of the other parties hereto. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentences of this Section 10.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure solely to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns. Except as otherwise expressly provided herein, nothing in this

Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

        10.3    Expenses.    The Signing Company Shareholders (other than ETSIF) shall be responsible for paying Company Transaction Costs that exceed US$75,000. "Company Transaction Costs" include any fees paid to a broker or finder, legal, accounting, and other fees and expenses incurred in connection with the execution of this Agreement and the consummation of the transaction contemplated hereby. Company Transaction Costs in excess of US$75,000 shall be deemed a loss sustained by Parent, recoverable pursuant to the indemnification provisions of Sections 9.2 and 9.3 without regard to the limit in Section 9.3.

        10.4    Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

        10.5    Notices.    Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party's address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

Parent:	Pixelworks, Inc. 8100 Nyberg Road, Third Floor Tualatin, OR 97062 USA Facsimile No.: (503) 612-6713 Attention: Allen H. Alley
with a copy to:	Ater Wynne LLP 222 SW Columbia, Suite 1800 Portland, OR 97201 USA Facsimile No: (503) 226-0079 Attention: William C. Campbell
The Company:	Jaldi Semiconductor Corp 38 Leek Crescent, Suite 200 Richmond Hill, Ontario Canada L4B 4N8 Facsimile No.: (905) 831-6939 Attention: Lance Greggain
with a copy to:	McCarthy Tétrault LLP Suite 4700 Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, Ontario Canada M5K 1E6 Facsimile No.: (416) 868-0673 Attention: Christopher Hoffmann

Signing Company Shareholders:

Eastern Technology Seed Investment Fund Limited Partnership
c/o Eastern Technology Seed Fund Management Ltd.
1002-181 University Ave.
Toronto, Ontario
Canada M5H 3M7
Facsimile No.: (416) 861-0866
Attention: Edward G. Anderson
with a copy to:	Davies, Ward & Beck PO Box 63 44th Floor 1 First Canadian Place Toronto, Ontario Canada M5X 1B1 Facsimile No.: (416) 863-0871 Attention: Paul A. Beauregard
Lance Greggain c/o Jaldi Semiconductor Corp. 38 Leek Crescent, Suite 200 Richmond Hill, Ontario Canada L4B 4N8 Facsimile No.: (905) 831-6939
Elena Greggain c/o Jaldi Semiconductor Corp. 38 Leek Crescent, Suite 200 Richmond Hill, Ontario Canada L4B 4N8 Facsimile No.: (905) 831-6939 Attention: Lance Greggain
Greggain Family Trust c/o Jaldi Semiconductor Corp. 38 Leek Crescent, Suite 200 Richmond Hill, Ontario Canada L4B 4N8 Facsimile No.: (905) 831-6939 Attention: Lance Greggain, Trustee
Shyam Nagrani c/o Jaldi Semiconductor Corp. 38 Leek Crescent, Suite 200 Richmond Hill, Ontario Canada L4B 4N8 Facsimile No.: (905) 831-6939 Attention: Shyam Nagrani

    Notices to Pixelworks Nova Scotia shall be delivered in care of Parent.

  Each party hereto may change its address or facsimile number for purposes of this Section 10.5 by providing notice to the other parties in accordance with this Section 10.5.

        10.6    Further Assurances.    Each party to this Agreement shall (i) furnish upon request to the other parties such further information, (ii) execute and deliver to the other parties such other documents, and (iii) do such other acts and things as the other parties reasonably request for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

        10.7    Specific Performance.    Each party recognizes that if the other party refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate compensation for the injured party. Each party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by either party to enforce this Agreement, the parties shall waive the defense that there is an adequate remedy at law. In the event of litigation pertaining to any controversy, claim, or dispute between the parties hereto arising out of or relating to this Agreement or the breach of any provision thereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys' fees, and costs.

        10.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the principles of conflicts of law of New York or any other jurisdiction, provided that matters relating to the corporate competence of the Company and Pixelworks Nova Scotia will be determined under Ontario law or Nova Scotia law, as appropriate.

        10.9    Remedies Not Exclusive.    Except to the extent otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

        10.10    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

        10.11    Titles and Headings.    Titles and headings to articles and sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        10.12    Date of Agreement.    The date of this Agreement is the date it becomes effective under the Framework Agreement.

        10.13    Certain Interpretive Matters and Definitions.

          (a)  Unless the context otherwise requires, (i) all references to Articles, Sections, Exhibits, or Schedules are to Articles, Sections, Exhibits, or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) "or" is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, and (v) the term "affiliate" has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act. All references to "US$" will be to lawful currency of the United States of America. All references to "CDN$" will be to lawful currency of Canada.

          (b)  No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          (c)  "Material Adverse Effect" means any event, circumstance, condition, fact, effect, or other matter that has had or would reasonably be expected to have a material adverse effect (i) on the business, assets, financial condition, or results of operations of the Company or (ii) on the ability of the Company to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby.

          (d)  The phrase "to the knowledge of the Company" means the knowledge of the Company's officers after due inquiry.

          (e)  "persons" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (f)    The Exhibits and any schedules attached hereto are incorporated herein by reference as though fully set forth herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PIXELWORKS, INC.
By:	/s/ ALLEN H. ALLEY
Name:	Allen H. Alley
Title:	President and CEO

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PIXELWORKS NOVA SCOTIA COMPANY
By:	/s/ JEFFREY B. BOUCHARD
Name:	Jeffrey B. Bouchard
Title:	President

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

JALDI SEMICONDUCTOR CORP.
By:	/s/ LANCE GREGGAIN
Name:	Lance Greggain
Title:	President

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

EASTERN TECHNOLOGY SEED INVESTMENT FUND LIMITED PARTNERSHIP
By:	The General Partner, Eastern Technology Seed Fund Management Ltd.
Name:	per Howard Riback, CFO Robin Louie, President
Title:	General Partner

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

/s/ LANCE GREGGAIN
Lance Greggain, individually

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

/s/ LANCE GREGGAIN
Elena Greggain, individually

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

GREGGAIN FAMILY TRUST
By:	/s/ LANCE GREGGAIN
Name:	Lance Greggain, Trustee

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Shyam Nagrani, individually

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REORGANIZATION AGREEMENT AMONG PIXELWORKS, INC. PIXELWORKS NOVA SCOTIA COMPANY CERTAIN SHAREHOLDERS OF JALDI SEMICONDUCTOR CORP. AND JALDI SEMICONDUCTOR CORP.
TABLE OF CONTENTS
Table of Exhibits
REORGANIZATION AGREEMENT